Exhibit 10.17

AMENDED AND RESTATED

OCEANFIRST FINANCIAL CORP.

1997 INCENTIVE PLAN

STOCK AWARD AGREEMENT

Name of Recipient:	_______________

Total Stock Award:	_______________

Installment Schedule:	_______________
_______________

Vesting Schedule:	Installments are earned after each period of continuous employment commencing on and on each , thereafter through .

Date of Grant:	_______________

Distribution:	Shares of Common Stock plus any dividends and earnings on such shares, will be distributed as soon as practicable upon vesting.

Effect of termination of
Employment because of:

(a) Death or Disability:	All unvested shares subject to this Stock Award vest immediately upon such termination of employment.

(b) Cause:	All unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

(c) Other Reasons:	Unless otherwise determined by the Committee, all unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

Voting:	A Recipient is entitled to direct the Trustee as to the voting of shares subject to this Stock Award that have been granted, but have not yet been earned and distributed.

Non-Transferability:	The Recipient of this Stock Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to this Stock Award until full vesting of such shares has occurred.

Unless determined otherwise by the Committee and except in the event of the Recipient’s death or pursuant to a domestic relations order, this Stock Award is not transferable and may be earned only in the Recipient’s lifetime. Upon the death of the Recipient, this Stock Award is transferable by will or the laws of descent and distribution.

In the event the Recipient is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Committee must give written consent to permit the shares subject to this Stock Award Agreement to be sold or otherwise disposed of within six (6) months following the Date of Grant of this Stock Award.

Designation of Beneficiary:	A Beneficiary may be designated in writing to receive in the event of death, any award to which the Recipient would be entitled pursuant to the Plan under the Stock Award Agreement.

The Stock Award Agreement is subject to the terms and conditions of the Amended and Restated OceanFirst Financial Corp. 1997 Incentive Plan (the “Plan”). Neither the Plan or this grant create any right on the part of an employee to continue in the service of OceanFirst Bank, OceanFirst Financial Corp. or any affiliates thereof. All capitalized terms herein shall have the same meaning as those contained in the Plan.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, in respect of the Plan and this Stock Award Agreement shall be final and conclusive.

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Stock Award Agreement to be executed, and said Recipient has hereunto set his hand, as of this          day of                     , 2005.

OCEANFIRST FINANCIAL CORP.

By:

RECIPIENT